EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate May 5, 2011	Investor Contact: Jon Swets Senior Vice President and CFO 616-494-7645

Macatawa Bank Corporation Announces
Rights Offering and Public Offering of Common Stock

Holland, Mich., May 5, 2011. Macatawa Bank Corporation (NASDAQ: MCBC) today announced that it will commence its previously announced rights offering and public offering of up to 17,826,086 shares of its common stock on May 10, 2011. Macatawa Bank Corporation common stock is traded on The Nasdaq Global Select Market under the ticker symbol "MCBC."

The Company will discuss the rights offering with shareholders at its annual meeting of shareholders, to be held on Tuesday, May 10, 2011, at 10:00 a.m. local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426. Interested shareholders and potential investors may also listen to the meeting by telephone by calling 1-877-325-5023 and entering 2358 400 291 for the pass code.

In the rights offering, the Company is distributing to its shareholders, at no cost, one nontransferable subscription right for each whole share of common stock owned on the record date, May 2, 2011. For each subscription right owned, shareholders will have a right to buy one share of Macatawa Bank Corporation common stock at the subscription price of $2.30 per share. There is no over-subscription privilege. Subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any stock exchange or trading market. The subscription rights will expire at 5:00 p.m., Eastern Time, on June 7, 2011, unless the expiration date is extended by the Company in its discretion. Registrar and Transfer Company is the subscription agent for the rights offering. Eagle Rock Proxy Advisors LLC is the information agent for the rights offering. If shareholders have any questions about the rights offering, they should contact the information agent at 1-855-612-6974.

In the public offering, the Company is offering to sell to the public shares of common stock offered but not sold in the rights offering. The purchase price for shares in the public offering will also be $2.30 per share. Shareholders of the Company who wish to purchase more shares than permitted by their subscription rights and other investors who wish to purchase shares in the public offering may submit nonbinding expressions of interest to the Company using forms provided with the prospectus or available from the Company prior to expiration of the rights offering on June 7, 2011. The Company has not reserved a specific number of shares of common stock for the public offering. Because the number of shares offered is approximately the same as the number of rights issued to shareholders in the rights offering, there is no guarantee that any shares will be available in the public offering. The number of shares available in the public offering will be publicly announced and binding subscription agreements to purchase shares in the public offering will be accepted after conclusion of the rights offering. The public offering will terminate at 5:00 p.m., Eastern Time, on June 20, 2011, unless extended by the Company in its discretion.

The Company intends to use a portion of the net proceeds of the offerings to contribute to the capital of Macatawa Bank to increase its capital and regulatory capital ratios to comply with its regulatory consent order and for general corporate purposes, including funding organic loan growth and long-term strategic opportunities.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company of Macatawa Bank. Macatawa Bank offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties, Michigan. Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services.

This press release does not constitute an offer of any securities for sale. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents Macatawa Bank Corporation has filed with the SEC for more complete information about the issuer and this offering. You may get those documents for free by visiting EDGAR on the SEC website at www.sec.gov. The prospectus will also be available by accessing the corporation's website at macatawabank.com and clicking "Investor Relations," "Documents/SEC Filings" and "Prospectus" beginning on May 10, 2011. Alternatively, the corporation will send you the prospectus if you request it by calling toll-free (616) 494-1448 or request it by e-mail at bbarker@macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are identifiable by words or phrases such as "commence" and "will." The amount and timing of the offerings are subject to change. Our ability to raise additional capital (including the successful completion of the offering) and comply with our consent order is not entirely within our control and is not assured. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results and outcomes may materially differ from what may be expressed or implied in the forward-looking statements. Risk factors include the risk factors described under the heading "Risk Factors" in our prospectus and in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010.